                                                                     EXHIBIT 4.4

               CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
                  BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT

                   OMITTED PORTIONS HAVE BEEN SEPARATELY FILED
                   WITH THE SECURITIES AND EXCHANGE COMMISSION

--------------------------------------------------------------------------------
Emirates Telecommunications Corporation - Etisalat


your ref :

our ref  : GMTB/TAR/T101/India/TF/0513

date     : 16th April, 2002


     TO      : VSNL India

     ATTN    : Mr. R.P Verma, Sr. General Manager (TA)

     FAX NO. : +91 2 269 6052/262 3616

     SUBJECT : MINUTES OF THE MEETING BETWEEN ETISALAT AND VSNL
               ------------------------------------------------

Thank you for extending your time to visit our headquarters here in Abu Dhabi. I hope that you enjoyed your stay here and had a pleasant journey on your way back to India. It was a very fruitful meeting as we have covered a lot of issues.

Kindly find attached the minutes of the meeting summarizing the important points. Please inform us if you have any other matters to add or amend in the minutes.

We look forward to continuing the excellent relations between our two administrations.



Best Regards


/s/ Saeed Al Bahhar
--------------------------------------
SAEED AL BAHHAR
General Manager International Business


International Business Relations
--------------------------------------------------------------------------------
Head Office P.O Box 3835. Abu Dhabi. United Arab Emirates

-   Telephone (971) 2 610 4581              -   Fax (971) 2 633 6700
-   Telex 23555 IBRETC EM /22135 ETCHO EM   -   Cable Etisalat HQ

                             MINUTES OF THE MEETING
                             ----------------------

                             VSNL INDIA-ETISALAT UAE
                            13 APRIL 2002, 10:00 A.M.
                        18TH FLOOR, IBR DEPARTMENT, HOB-B


Etisalat
--------

1.   Saeed Al Bahhar     General Manager International Business
2.   Mohamad Al Sharhan  Traffic Manager
3.   A.S. Naqvi          International Accounts Manager
4.   Mohammad Momani     Superintendent International Tariff
5.   Sayed Qadri         Engineer/Network Operations (PSTN)
6.   N.K. Unnikrishnan   Traffic Performance Superintendent


VSNL, India
-----------

1.   Mr. K.P. Tiwari     Executive Director (Operations)
2.   Mr. Arun Gupta      Executive Director (F&A)
3.   Mr. A.K. Verma      Sr. General Manager (TA)

DISCUSSIONS AND ACTION POINTS
-----------------------------

1. VSNL has presented the current market situation in India and the status of VSNL, as well as, a brief bilateral business aspects with Etisalat.

2. Both Etisalat and VSNL have emphasized the importance and the strength of the bilateral business relationship between them looking forward for more progress in future.

The following major points were discussed and concluded:

A.   Telephone Accounting Rate
     -------------------------
     1. Both parties agreed to adopt a new level of accounting rate for the telephone service as follows:
          -    TAR : SDR [text redacted] min.
          -    Division: [text redacted]
          - Send Pays Transit fee where terminal share is fixed @ SDR [text redacted]/min.
          -    Effective Date : 1st April 2002.
          -    TAR includes HCD, ISDN, ITFS services where applicable.
          -    The existing settlements procedure term will prevail.

     2. Both parties have expressed their interest to enhance the bilateral traffic as a result of this reduction.

     3. Both parties agreed to enhance the mutual business in various areas including transit services.


B.   Bilateral Settlements
     ---------------------
     1.   Etisalat agreed settlement of traffic balances as follows:

          a. Payment of telephone traffic balances for December 2001 by 1st week of May 2002.
          b. Payment of telegram traffic balances for 1st Qtr 96 to 1st Qtr 98 by mid-May 2002.

     2.   Traffic Differences
          a. Etisalat expressed its concern over [text redacted] difference in telephone traffic credit received from VSNL as compared to Etisalat exchange measurements. Etisalat and VSNL agreed to exchange [text redacted] days calls records for comparison and identifying the differences in order to resolve the issue. The date/month for test data shall be advised by Etisalat.
          b. VSNL also agreed to investigate the short/missing credits in UAE direct calls (HCD traffic) for the period November 1999 and from September 2000 to December 2001 and advise in order to resolve the issue.
          c. VSNL agreed to investigate differences in telegram traffic credits queried by Etisalat for the year 1996 to 1999 and will reply by next week for settlement of traffic balances mentioned in 1 'b' above.

     3. VSNL agreed to send their missing telegram statements for March, May and June'99 as soon as possible to finalize the traffic balances for settlement.

     4. VSNL requested Etisalat to send monthly traffic accounts by E-mail to improve rendering and settlement of accounts. Etisalat advised that at present accounts are not sent by E-mail to any administration. However, Etisalat will look into the possibility and advise.

C.   Bilateral traffic Routing- Network Adjustments
     ----------------------------------------------
     1.   Routing of voice traffic bound for UAE
          --------------------------------------
          As our mutual circuits are almost evenly split-up in two switches (WSI /WCI) in Sharja at Etisalat end, hence in order to balance, the load VSNL was requested to send the voice traffic on [text redacted] basis towards above switches. VSNL will check and confirm.

     2.   Area codes for Kanpur route
          ---------------------------
          VSNL will advise the list of area codes required to be forwarded on Kanpur direct route together with alternate routing choices. Accordingly, the routing arrangements shall be implemented in Etisalat gateways.

     3.   List of direct routes
          ---------------------
          VSNL will provide the 'List of Direct Routes' to other countries indicating switch name, number of circuits, transmission media, busy hour, ASR etc.

     4.   Failure of some GSM calls from UAE to certain levels in India
          -------------------------------------------------------------
          It was brought to the notice of VSNL that some GSM calls originated from UAE and destined for certain levels in India (like +91-4366, 4364, 4367, 4634, 4635) are unsuccessful. The investigation carried out by Etisalat indicates that cause of such failure is due to improper signaling compatibility from 'C7/ISUP to R2' between national transit and 'C-DOT' local switches at India end. [text redacted] As it is resulting in number of subscriber complaints and loss of revenue, VSNL shall look into the matter on urgent basis and will advise the results.

D.   Capacity and Traffic Issues
     ---------------------------
     1. VSNL has provided a short term forecast requirements at various gateway switches in India and suggested certain circuit additions / capacity diversions to meet this goal.

     2. It has been agreed to enhance the routes by acquiring additional equipment and effecting necessary diversions from areas where routes may find as over dimensioned.

     3. A total of [text redacted] additional circuits are to be catered for Ernakulam, which could be worked out by SMW3 diversions from Mumbai and or opening on FLAG, using DCME.

     4. As an immediate step, circuits will be added (including 60 circuits under process) at Chennai, Jallundar, Kanpur and Ernakulam.

     5. VSNL has agreed to provide Etisalat the National Numbering Plan and Area Code Information of India domestic network. Etisalat provided the UAE numbering plan to ensure its implementation in their switches.

     6. VSNL has agreed to review the routing pattern to Indian gateway exchanges in accordance with the domestic network availability with various gateways to optimize the traffic routing between the gateways. This also includes the Mobile code 98x, which needs further analysis to decide on which regional gateway the traffic has to be sent from UAE.